UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________________

SCHEDULE 14A
(RULE 14a-101)

_______________________________

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Greenbacker Renewable Energy Company LLC

(Name of Registrant as Specified In Its Charter)

________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Greenbacker Renewable Energy Company LLC
230 Park Avenue, Suite 1560
New York, NY 10169

Dear Shareholder:

This is a reminder to vote your Greenbacker Renewable Energy Company LLC shares as soon as you are able. This year’s annual meeting of shareholders, which will be held on Wednesday, May 31, 2023 at 9:00 a.m., Eastern Time (the “Annual Meeting”), will be a completely virtual meeting of shareholders. You can attend the Annual Meeting by visiting www.proxypush.com/greenbacker. Shareholders participating in our virtual Annual Meeting will be able to submit questions prior to the Annual Meeting and may listen and vote during the meeting.

Please note that there was an error in the biography of one of our director nominees, Kathleen Cuocolo, contained in the Definitive Proxy Statement filed with the Securities Exchange Commission on April 17, 2023 (the “Proxy Statement”). Ms. Cuocolo’s biography incorrectly stated that she is currently President of Syntax, LLC. Ms. Cuocolo is no longer the President of Syntax, LLC, but serves as a director of Syntax ETF Trust. Additionally, Ms. Cuocolo serves as the Audit Committee Chair of Monterey Capital Acquisition Corporation, a special purpose acquisition company focused on the acquisition of new technology in the advancement of EV (electric vehicle) storage batteries.

Ms. Cuocolo’s biography has been amended in the printed Proxy Statement and the accompanying materials being mailed to shareholders on or about April 19, 2023 and are available at www.greenbackercapital.com/greenbacker-renewable-energy-company.

Sincerely,
/s/ Charles Wheeler
Charles Wheeler
Chairman, President & Chief Executive Officer

April 18, 2023
New York, New York